ADDITIONAL INFORMATION

SHAREHOLDER INFORMATION

SHARE CAPITAL AND CONTROL

Details of our issued share capital and the number of shares held in Treasury as at 31 December 2025 can be found in note 26 to the financial statements.

Our ordinary shares are listed on the London Stock Exchange (LSE) and are also quoted on the New York Stock Exchange (NYSE) in the form of American Depositary Receipts (ADRs).

The rights and obligations relating to the ordinary share capital are outlined in the Articles of Association; there are no restrictions on transfer, no restrictions on voting rights and no securities carry special voting rights with regard to control of the Company.

At the AGM on 23 May 2025, shareholders passed resolutions authorising the Company, in accordance with its Articles, to allot shares up to a maximum nominal amount of £35,960,078 of which £5,394,011 could be allotted for cash free of statutory pre-emption rights. In the year under review no shares were issued for cash free from pre-emption rights. Details of share capital movements are given in note 24 of the financial statements on page 170.

AUTHORITY FOR PURCHASE OF OWN SHARES

At the AGM on 23 May 2025 shareholders passed a special resolution authorising the Company, in accordance with its Articles of Association, to purchase up to 107,880,235 of its own shares in the market. In the year under review, no ordinary shares were purchased.

MAJOR SHAREHOLDERS

The table below shows the holdings of major shareholders in the Company's issued ordinary share capital in accordance with the Disclosure Guidance and Transparency Rules (DTRs) notified to the Company as at 31 December 2025 and 12 March 2026. Information provided to the Company under the DTRs is publicly available via the regulatory information services and on the Company's website.

	At 31 December 2025[1] %	At 12 March 2026[1] %
BlackRock Inc	9.93	9.84
FIL Limited	8.92	8.92
Mondrian Investment Partners Limited	5.63	5.63
RWC Asset Management LLP	5.25	5.25
Schroders Plc	5.07	5.07
Hotchkis & Wiley Capital Management, LLC	–[2]	5.04
Silchester International Investors LLP	5.03	5.03

Notes

1 Percentage as at date of notification

2 The Company had not been notified of any interests in the issued ordinary capital of the Company in excess of 5.0%

SHAREHOLDERS AS AT 31 DECEMBER 2025

Holding of shares	Number of holders	% Owners	Shareholdings	% Outstanding
Up to 1,000	4,549	76	973,447	0.09
1,001 to 5,000	707	12	1,595,800	0.15
5,001 to 100,000	435	7	10,999,382	1.02
100,001 to 1,000,000	159	3	55,734,129	5.17
Over 1,000,000	95	2	1,009,499,600	93.57

Shareholders by geography	%
UK	28.6
United States	50.5
Rest of World	20.9
Total	**100**

Shareholders by type	%
Institutional investors	95.4
Our people	0.5
Other individuals	4.1
Total	**100**

WPP ANNUAL REPORT 2025 184

ADDITIONAL INFORMATION

SHARE PRICE

The closing price of the shares at 31 December was as follows:

	At 12 March 2026	2025	2024	2023	2022	2021
Ordinary 10p shares	235.20p	337.50p	827.4p	753.0p	820.2p	1,119.5p

Share price information is also available online at **wpp.com/investors/share-price**

SHARE BUYBACK PROGRAMME

The Board has been authorised to purchase ordinary shares in the capital of the Company under Article 12 of the Company's Articles of Association. The power under Article 12 and the authority for the Company to make purchases of its own shares are subject to the requirements of the Companies (Jersey) Law 1991 and to shareholder authorities which are sought on an annual basis at our Annual General Meeting (AGM). Any shares purchased by the Company may be cancelled, held as Treasury shares or used for satisfying share options and grants under the Company's employee share plans.

DIVIDENDS

Subject to shareholder approval at the 2026 AGM, the final dividend for 2025 will become due and payable on 3 July 2026 to all holders of ordinary shares on the Register of Members at the close of business on 5 June 2026.

The table below sets out the dividend per share ordinary shareholders have received for the last five years.

	2025	2024	2023	2022	2021
Interim dividend per ordinary share	**7.50p**	15.00p	15.00p	15.00p	12.50p
Final dividend per ordinary share	**7.50p**	24.40p	24.40p	24.40p	18.70p
Total	**15.0p**	39.40p	39.40p	39.40p	31.20p

AMERICAN DEPOSITARY RECEIPTS (ADRS)

Each ADR represents five ordinary shares.

WPP plc is subject to the informational requirements of the US securities laws applicable to foreign companies and files an annual report on Form 20-F and other information with the US Securities and Exchange Commission. These documents are available at the Commission's website, sec.gov.

ADR DIVIDENDS

ADR holders are eligible for all stock dividends or other entitlements accruing on the underlying WPP plc shares and receive all cash dividends in US dollars. These are normally paid twice a year.

Dividend cheques are mailed directly to the ADR holder on the payment date if ADRs are registered with WPP's US depositary. Dividends on ADRs that are registered with brokers are sent to the brokers, who forward them to ADR holders. WPP's US depositary is Citibank N.A. (address on page 186).

Dividends per ADR in respect of each financial year are set out below.

	2025	2024	2023	2022	2021
In £ sterling					
Interim	**37.50p**	75.00p	75.00p	75.00p	62.50p
Final	**37.50p**	122.00p	122.00p	122.00p	93.50p
Total	**75.00p**	197.00p	197.00p	197.00p	156.00p
In US dollars[1]					
Interim	**49.44¢**	95.89¢	93.29¢	92.72¢	85.98¢
Final	**49.44¢**	155.98¢	151.74¢	150.83¢	128.63¢
Total	**98.88¢**	251.87¢	245.03¢	243.55¢	214.61¢

Note

1 These figures have been translated for convenience purposes only, using the approximate average rate for the year of US$1.3185 (2024: US$1.2785, 2023: US$1.2438, 2022: US$1.2363). This conversion should not be construed as a representation that the pound sterling amounts actually represent, or could be converted into, US dollars at the rates indicated

Dollar amounts paid to ADR holders depend on the sterling/dollar exchange rate at the time of payment.

No withholding tax is imposed on dividends paid to ADR holders. The dividends received will be subject to US taxation.

SHAREHOLDER INFORMATION WPP ANNUAL REPORT 2025 185

ADDITIONAL INFORMATION

LISTING RULES

For the purposes of UK Listing Rule (UKLR) 6.6.4R, the information required to be disclosed by that section can be found in the following locations:

Section	Applicable sub-paragraph within UKLR 6.6.4R	Location
11	Shareholder waiver of dividend	Directors' compensation report pages 93-131
12	Shareholder waiver of future dividends	Directors' compensation report pages 93-131

Note
The above table sets out only those sections of UKLR 6.6.4R which are relevant. The remaining sections of UKLR 6.6.4R are not applicable

ARTICLES OF ASSOCIATION

There are no restrictions on amending the Articles of Association of the Company (Articles) other than the requirement to pass a special resolution of the shareholders at a general meeting. Subject to applicable law and the Company's Articles, the Directors may exercise all powers of the Company.

The Articles are available on the Company's website at **wpp.com/investors/corporate-governance**

SHAREHOLDER INFORMATION

2026 FINANCIAL CALENDAR

Ordinary dividend timetable	Final	Interim
Ordinary ex-dividend date	4 June 2026	8 October 2026
Dividend record date	5 June 2026	9 October 2026
Dividend payment date	3 July 2026	2 November 2026
Other key dates:		
2025 preliminary results	26 February 2026	
First quarter trading update	28 April 2026	
Annual General Meeting	8 May 2026	
2026 interim results	August 2026	
Third quarter trading update	October 2026	

RESULTS ANNOUNCEMENTS

Results announcements are issued to the London Stock Exchange and are available on its news service. They are also sent to the US Securities and Exchange Commission and the NYSE, issued to the media and made available on our website.

SHAREHOLDER COMMUNICATIONS

A growing number of our shareholders have opted to receive communications from us electronically. The use of electronic communications, rather than printed paper documents, means information about the Company can be accessed through emails or the Company's website, thus reducing our impact on the environment. Shareholders who have elected for electronic communication will be sent an email alert containing a link to the relevant documents. We encourage all our shareholders to sign up for this service. You can register for this service at investorcentre.co.uk/je or by contacting Computershare using the telephone number provided below.

WPP's public website, **wpp.com**, provides current and historical financial information, news releases, trading reports and share price information. Go to **wpp.com/investors**

PAYMENT OF DIVIDENDS

We are only able to pay cash dividends in to your nominated bank account. To update your payment details please go to **investorcentre.co.uk/je** or contact Computershare at the details below.

SHAREHOLDERS' REGISTER

The ordinary shareholders' register is kept at the offices of the Company's registrar in Jersey and is available for inspection on request. The address of the registrar is 13 Castle Street, St Helier, Jersey JE1 1ES.

ACCESS NUMBERS/TICKER SYMBOLS

	NYSE	Reuters	Bloomberg
Ordinary shares	–	WPP.L	WPP LN
American Depositary Shares	WPP	WPP.N	WPP US

SHAREHOLDER CONTACTS

ORDINARY SHARES

For any queries regarding your shareholding, please contact Computershare:

By telephone: +44 (0)370 707 1411

Lines are open from Monday to Friday, 8.30am to 5.30pm UK time, excluding public holidays.

Using the contact form on the website: investorcentre.co.uk/je/contactus

In writing: Computershare Investor Services (Jersey) Limited, 13 Castle Street, St Helier, Jersey, JE1 1ES

AMERICAN DEPOSITARY RECEIPTS (ADRS) OFFICE

For any queries regarding WPP ADRs, please contact Citibank Shareholder Services (Citibank):

By telephone: +1 877 248 4237

Opening hours are Monday to Friday, 8.30am to 6pm US Eastern Standard Time. Please call +1 781 575 4555 if calling from outside of the US.

By email: citibank@shareholders-online.com

In writing: Citibank N.A., PO Box 43077, Providence, RI 02940-3077, USA

REGISTERED OFFICE

WPP plc
22 Grenville Street
St Helier
Jersey
JE4 8PX

Telephone: +44 (0)20 7282 4600

Registered number: 111714

Website: **wpp.com**

TAXATION INFORMATION

As this is a complex area investors should consult their own tax advisor regarding the US federal, state and local, the UK and other tax consequences of owning and disposing of shares and ADSs in their particular circumstances.

DIVIDENDS RECEIVED

UK resident individuals receive a Dividend Allowance in the form of a 0% tax rate on the first £500 of dividend income received. For UK tax years ended 5 April 2025 and ending 5 April 2026, dividends received by UK resident individuals which are over the Dividend Allowance are taxed at a rate of 8.75% for individuals in the basic rate band, at 33.75% for higher rate tax payers and at 39.35% for additional rate tax payers (individuals with income over £125,140 in the tax year). For the tax year that starts on 6 April 2026 and ends on 5 April 2027 dividends received by UK resident individuals which are over the Dividend Allowance will be taxed at a rate of 10.75% for individuals in the basic rate band, at 35.75% for higher rate tax payers and at 39.35% for additional rate tax payers.

CAPITAL GAINS TAX

The market value of an ordinary share at 31 March 1982 was 39p. Since that date rights issues have occurred in September 1986, August 1987 and April 1993. For capital gains tax purposes the acquisition cost of ordinary shares is adjusted to take account of such rights issues. Since any adjustments will depend on individual circumstances, shareholders are advised to consult their professional advisors.

CAPITAL GAINS

As liability to capital gains tax on a disposal of WPP shares will depend on individual circumstances, shareholders are advised to consult their professional advisors.

SHAREHOLDER INFORMATION WPP ANNUAL REPORT 2025 186